Exhibit 99.1

Regency Energy Partners Announces Plans to List on the New York Stock Exchange

DALLAS, July 29, 2011 – Regency Energy Partners LP (NASDAQ: RGNC), (“Regency”), today announced that it has been authorized to list its common units representing limited partner interests on the New York Stock Exchange (“NYSE”). Regency anticipates that its common units will begin trading on the NYSE under the symbol “RGP” on August 9, 2011. Until that time, Regency’s common units will continue to be traded on the NASDAQ under the symbol “RGNC.”

“In moving to the NYSE, we believe we will benefit from access to a trading specialist and decreased volatility,” said Mike Bradley, president and chief executive officer of Regency. “We look forward to joining many of our midstream industry peers, and our general partner, Energy Transfer Equity, L.P., which currently trade on the NYSE.”

“We look forward to Regency Energy Partners joining the NYSE community,” said Scott Cutler, executive vice president and head of listings, Americas, NYSE Euronext. “As a regional leader in natural gas, Regency has a track record of delivering value to unitholders. The NYSE provides the market quality and services that will benefit Regency and its stakeholders, and we welcome the opportunity to begin and build our partnership.”

This release contains “forward-looking” statements, which are any statements that do not relate strictly to historical facts.  The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “will” or similar expressions help identify forward-looking statements.  Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, which include, but are not limited to, the risks, uncertainties and assumptions enumerated in our Forms 10-Q and 10-K as filed with the Securities and Exchange Commission.  Although we believe our forward-looking statements are based on reasonable assumptions, current expectations and projections about future events, we cannot give assurances that such assumptions, expectations and projections will prove to be correct.  Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.  We undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (NASDAQ: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating,  transportation, fractionation and storage of natural gas and natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP website at www.regencyenergy.com.

CONTACT:

Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Manager, Finance & Investor Relations
214-840-5477
ir@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com